SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed

Pursuant to Rules 13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to Rule 13d-2(b)

(Amendment No. 13)*

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey W. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 1,765,281 (See Item 4)
	6.	SHARED VOTING POWER 876,129 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 1,765,281 (See Item 4)
	8.	SHARED DISPOSITIVE POWER 876,129 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,641,410
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey W. Congdon Revocable Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 835,005 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 835,005 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 835,005
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 3 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Congdon Trust for Michael Davis Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 263,606 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 263,606 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 263,606
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 4 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Congdon Trust for Peter Whitefield Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 259,988 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 259,988 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 259,988
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 5 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Congdon Trust for Mary Evelyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 263,604 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 263,604 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 263,604
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 6 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Congdon Trust for Hunter Andrew Terry
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 292,052 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 292,052 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,052
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 7 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Congdon Trust for Nathaniel Everett Terry
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 292,025 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 292,025 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,025
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 8 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Congdon Trust for Kathryn Lawson Terry
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 292,052 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 292,052 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,052
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 9 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey W. Congdon 2009 GRAT
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 68,078 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 68,078 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,078
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 10 of 21 pages

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey W. Congdon 2010 GRAT #1
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 37,500 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 37,500 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,500
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

CUSIP No. 679580100
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey W. Congdon 2010 GRAT #2
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 37,500 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 37,500 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,500
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

CUSIP No. 679580100

Item 1.	(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way Thomasville, NC 27360

Item 2.	(a)	Names of Persons Filing:

(i) Jeffrey W. Congdon

(ii) Jeffrey W. Congdon Revocable Trust

(iii) John R. Congdon Trust for Michael Davis Congdon

(iv) John R. Congdon Trust for Peter Whitefield Congdon

(v) John R. Congdon Trust for Mary Evelyn Congdon

(vi) John R. Congdon Trust for Hunter Andrew Terry

(vii) John R. Congdon Trust for Nathaniel Everett Terry

(viii) John R. Congdon Trust for Kathryn Lawson Terry

(ix) Jeffrey W. Congdon 2009 GRAT

(x) Jeffrey W. Congdon 2010 GRAT #1

(xi) Jeffrey W. Congdon 2010 GRAT #2

	(b)	Address of Principal Business Office or, if None, Residence:

As to (i) through (xi):

7511 Whitepine Road Richmond, VA 23237

	(c)	Citizenship:

As to (i)

USA

As to (ii) – (xi)

Virginia

	(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

	(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Page 13 of 21 Pages

CUSIP No. 679580100

Item 4.	Ownership.

The securities reported herein are beneficially owned by Jeffrey W. Congdon, the Jeffrey W. Congdon Revocable Trust, the John R. Congdon Trust for Michael Davis Congdon, the John R. Congdon Trust for Peter Whitefield Congdon, the John R. Congdon Trust for Mary Evelyn Congdon, the John R. Congdon Trust for Hunter Andrew Terry, the John R. Congdon Trust for Nathaniel Everett Terry, the John R. Congdon Trust for Kathryn Lawson Terry, the Jeffrey W. Congdon 2009 GRAT, the Jeffrey W. Congdon 2010 GRAT #1 and the Jeffrey W. Congdon 2010 GRAT #2. The total securities reported is 2,641,410 shares of the Issuer’s Common Stock, which constitutes 4.7% of such shares as of December 31, 2010.

As of December 31, 2010, Jeffrey W. Congdon has sole voting and dispositive power with respect to 1,765,281 shares (3.2%) of the Issuer’s Common Stock, of which 835,005 shares (1.5%) are held by the Jeffrey W. Congdon Revocable Trust, 263,606 shares (0.5%) are held by the John R. Congdon Trust for Michael Davis Congdon, 259,988 shares (0.5%) are held by the John R. Congdon Trust for Peter Whitefield Congdon, 263,604 shares (0.5%) are held by the John R. Congdon Trust for Mary Evelyn Congdon, 68,078 shares (0.1%) are held by the Jeffrey W. Congdon 2009 GRAT, 37,500 shares (0.1%) are held by the Jeffrey W. Congdon 2010 GRAT #1 and 37,500 shares (0.1%) are held by the Jeffrey W. Congdon 2010 GRAT #2. He shares voting and dispositive power with respect to 292,052 shares (0.5%) held by the John R. Congdon Trust for Hunter Andrew Terry, 292,025 shares (0.5%) held by the John R. Congdon Trust for Nathaniel Everett Terry and 292,052 shares (0.5%) held by the John R. Congdon Trust for Kathryn Lawson Terry. Jeffrey W. Congdon beneficially owns a total of 2,641,410 shares (4.7%).

As of December 31, 2010, the Jeffrey W. Congdon Revocable Trust owns directly 835,005 shares (1.5%) of the Issuer’s Common Stock. Jeffrey W. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2010, the John R. Congdon Trust for Michael Davis Congdon owns directly 263,606 shares (0.5%) of the Issuer’s Common Stock. Jeffrey W. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2010, the John R. Congdon Trust for Peter Whitefield Congdon owns directly 259,988 shares (0.5%) of the Issuer’s Common Stock. Jeffrey W. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2010, the John R. Congdon Trust for Mary Evelyn Congdon owns directly 263,604 shares (0.5%) of the Issuer’s Common Stock. Jeffrey W. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2010, the John R. Congdon Trust for Hunter Andrew Terry owns directly 292,052 shares (0.5%) of the Issuer’s Common Stock. Jeffrey W. Congdon, as Co-Trustee, has shared voting and shared dispositive power over those shares.

As of December 31, 2010, the John R. Congdon Trust for Nathaniel Everett Terry owns directly 292,025 shares (0.5%) of the Issuer’s Common Stock. Jeffrey W. Congdon, as Co-Trustee, has shared voting and shared dispositive power over those shares.

Page 14 of 21 Pages

CUSIP No. 679580100

As of December 31, 2010, the John R. Congdon Trust for Kathryn Lawson Terry owns directly 292,052 shares (0.5%) of the Issuer’s Common Stock. Jeffrey W. Congdon, as Co-Trustee, has shared voting and shared dispositive power over those shares.

As of December 31, 2010, Jeffrey W. Congdon as trustee and grantor of the Jeffrey W. Congdon 2009 GRAT has sole voting and dispositive power with respect to 68,078 shares (0.1%) of the Issuer’s Common Stock held by the Jeffrey W. Congdon 2009 GRAT.

As of December 31, 2010, Jeffrey W. Congdon, as trustee and grantor of the Jeffrey W. Congdon 2010 GRAT #1 has sole voting and dispositive power with respect to 37,500 shares (0.1%) of the Issuer’s Common Stock held by the Jeffrey W. Congdon 2010 GRAT #1.

As of December 31, 2010, Jeffrey W. Congdon, as trustee and grantor of the Jeffrey W. Congdon 2010 GRAT #2 has sole voting and dispositive power with respect to 37,500 shares (0.1%) of the Issuer’s Common Stock held by the Jeffrey W. Congdon 2010 GRAT #2.

(a)	Amount beneficially owned:

(i) 2,641,410

(ii) 835,005

(iii) 263,606

(iv) 259,988

(v) 263,604

(vi) 292,052

(vii) 292,025

(viii) 292,052

(ix) 68,078

(x) 37,500

(xi) 37,500

(b)	Percent of Class:

(i) 4.7%

(ii) 1.5%

(iii) 0.5%

(iv) 0.5%

(v) 0.5%

(vi) 0.5%

(vii) 0.5%

(viii) 0.5%

(ix) 0.1%

(x) 0.1%

(xi) 0.1%

(c)	Number of Shares as to which such person has:

(i) Sole power to vote or to direct the vote

(i) 1,765,281

Page 15 of 21 Pages

CUSIP No. 679580100

(ii) 835,005

(iii) 263,606

(iv) 259,988

(v) 263,604

(vi) -0-

(vii) -0-

(viii) -0-

(ix) 68,078

(x) 37,500

(xi) 37,500

(ii) Shared power to vote or to direct the vote

(i) 876,129

(ii) -0-

(iii) -0-

(iv) -0-

(v) -0-

(vi) 292,052

(vii) 292,025

(viii) 292,052

(ix) -0-

(x) -0-

(xi) -0-

(iii) Sole power to dispose or to direct the disposition of

(i) 1,765,281

(ii) 835,005

(iii) 263,606

(iv) 259,988

(v) 263,604

(vi) -0-

(vii) -0-

(viii) -0-

(ix) 68,078

(x) 37,500

(xi) 37,500

(iv) Shared power to dispose or to direct the disposition of

(i) 876,129

(ii) -0-

(iii) -0-

(iv) -0-

(v) -0-

(vi) 292,052

(vii) 292,025

(viii) 292,052

Page 16 of 21 Pages

CUSIP No. 679580100

(ix) -0-

(x) -0-

(xi) -0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications.

Not Applicable

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 17 of 21 Pages

CUSIP No. 679580100

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 3, 2011

JEFFREY W. CONGDON

/s/ Jeffrey W. Congdon
Jeffrey W. Congdon

JEFFREY W. CONGDON REVOCABLE TRUST

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR MICHAEL DAVIS CONGDON

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR PETER WHITEFIELD CONGDON

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR MARY EVELYN CONGDON

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR HUNTER ANDREW TERRY

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR NATHANIEL EVERETT TERRY

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

Page 18 of 21 pages

CUSIP No. 679580100

JOHN R. CONGDON TRUST FOR KATHRYN LAWSON TERRY

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JEFFREY W. CONGDON 2009 GRAT

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JEFFREY W. CONGDON 2010 GRAT #1

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JEFFREY W. CONGDON 2010 GRAT #2

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

Page 19 of 21 Pages

CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 3, 2011.

JEFFREY W. CONGDON

/s/ Jeffrey W. Congdon
Jeffrey W. Congdon

JEFFREY W. CONGDON REVOCABLE TRUST

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR MICHAEL DAVIS CONGDON

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR PETER WHITEFIELD CONGDON

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR MARY EVELYN CONGDON

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR HUNTER ANDREW TERRY

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR NATHANIEL EVERETT TERRY

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JOHN R. CONGDON TRUST FOR KATHRYN LAWSON TERRY

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

Page 20 of 21 Pages

CUSIP No. 679580100

JEFFREY W. CONGDON 2009 GRAT

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JEFFREY W. CONGDON 2010 GRAT #1

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

JEFFREY W. CONGDON 2010 GRAT #2

By:	/s/ Jeffrey W. Congdon
Jeffrey W. Congdon, Trustee

Page 21 of 21 Pages